Exhibit 99.1

DRIL-QUIP, INC. ANNOUNCES SECOND QUARTER 2022 RESULTS

HOUSTON, July 28, 2022 — Dril-Quip, Inc. (NYSE: DRQ), (the “Company” or “Dril-Quip”) today reported operational and financial results for the second quarter of 2022.

Results for the second quarter of 2022 included:

•
Revenue of $94.0 million for the second quarter of 2022, an increase of $10.8 million from the first quarter of 2022 driven by higher subsea equipment and downhole products and services revenue;
•
A net loss of $5.6 million, or a $0.16 loss per share, an improvement of $3.4 million, or $0.10 per share compared to the first quarter of 2022, due to improved gross profit and foreign exchange benefits partially offset by higher restructuring charges;
•
Generated adjusted EBITDA of $9.3 million, or 9.9% of revenue; an increase of $6.2 million from the first quarter of 2022;
•
Second quarter net cash used by operating activities of $9.3 million and free cash flow of negative $10.6 million, inclusive of $1.4 million of capital expenditures;
•
Booked $49.6 million of new orders during the second quarter of 2022 net of $7.1 million of cancellations and adjustments;
•
Repurchased $3.8 million of shares at an average price of $24.49 during the second quarter of 2022. Year-to-date repurchases through the third quarter of 2022 total approximately $21 million; and
•
Announced Scope 1 and Scope 2 GHG emissions reduction target of 50% by the year 2030.

Jeff Bird, Dril-Quip’s President and Chief Executive Officer, commented, “Our second quarter results reflect the improving offshore drilling market as well as our commitment to controlling costs and improving margins. Second quarter revenue was up approximately 13% sequentially reflecting strength in our shorter cycle businesses as quick return projects are completed, customers utilize existing inventory, and we start to see rigs come back online. Downhole Tools led this with a record quarter and broad growth across all geographies. Subsea Services also benefited from strong demand on rework and recertification as rigs start to come back online. Bookings for our Subsea Products slowed from the prior quarter as operators continue to evaluate projects in an uncertain demand environment with historically high inflation. Many of these projects are targeting second half decisions and are reflected in our outlook for full year bookings. We continue to expect revenue growth of 10% for the full year 2022 compared to 2021.

“We believe the foundation of the strong product-line focused teams that we began forming in early 2022 is bearing fruit by streamlining customer focus, eliminating excess costs and improving efficiency. We also continue to progress on our footprint rationalization plan, including executing a purchase and sale agreement for the forge facilities at our Houston, Texas campus. We expect this transaction to close in the third quarter and anticipate reaching agreements on the two remaining properties by year-end. For all three transactions, we expect the combined net proceeds to be in the $40 to $50 million range. We plan to use a portion of the proceeds from these real estate sales to make investments in our manufacturing capabilities to lower costs and improve productivity in the coming years.

“Additionally, in June we announced our decarbonization targets in alignment with the ambitions of the Paris Agreement. We are targeting the reduction of Scope 1 and Scope 2 GHG emissions by more than 50% between 2021 and the target year 2030. By partnering with our customers and key suppliers, we will further encourage environmental stewardship through the broader energy industry. Our strategic focus on innovation and peer collaborations support these targets as evidenced by our ground-breaking e-Series products that help our customers reduce their carbon footprint and by our collaboration with Aker Solutions to provide optimal carbon capture, utilization and storage solutions for our customers. I am proud of the work our team has done to assess our carbon footprint and identify meaningful steps we can take to reduce our global emissions.

“Looking to the second half of 2022, we believe our previously set financial targets remain achievable. We are focused on year-over-year improvements in our bookings, revenue and profitability and are aligning our activities and structure accordingly. Ongoing success in these areas would enable us the opportunity to generate free cash flow to invest in growth and return cash to shareholders through share repurchases. Our continuous improvement initiatives, clear strategic vision and strong balance sheet will lead to a stronger, nimbler Dril-Quip in the coming quarters and years for the benefit of our shareholders and stakeholders.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “Second Quarter 2022 Supplemental Earnings Information” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab. Investors should note that Dril-Quip announces material financial information in Securities and Exchange Commission (“SEC”) filings, press releases and public conference calls. Dril-Quip may use the Investors section of its website (www.dril-quip.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. Information on Dril-Quip’s website is not part of this release.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the second quarter of 2022 was $94.0 million, up $10.8 million from the first quarter of 2022 and up $13.2 million compared to the second quarter of 2021. The sequential increase was primarily a result of higher subsea and downhole tool product volumes, primarily subsea wellheads. Service revenues in both the subsea equipment and downhole tools also increased. The increase in revenue year-over-year was driven by higher leasing revenues across most regions related to improved subsea rental tool utilization due to increased customer activity. Subsea wellhead product sales volumes also increased year-over-year as U.S. Gulf of Mexico activity increased.

Cost of sales for the second quarter of 2022 was $69.7 million, an increase of $5.7 million from the first quarter of 2022 and an increase of $8.1 million compared to the prior year. Gross operating margin for the second quarter of 2022 was 25.9%, an increase from 23.0% in the first quarter of 2022 and an increase from 23.8% in the second quarter of 2021. The increase in gross margins sequentially and year-over-year was attributed to increased absorption of fixed overhead from higher product revenues, an increase in service revenues and favorable product mix.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2022 were $22.5 million, an increase of $0.1 million compared to the first quarter of 2022 and a decrease of $7.1 million compared to the second quarter of 2021. The year-over-year decrease in SG&A is primarily attributable to lower legal expenses in connection with the FMC Technologies, Inc. lawsuit and cost reduction initiatives. Engineering and product development expenses were down $1.0 million sequentially and year-over-year due to lower research and development expenses as a result of the completion of investments in certain strategic projects. We are in the process of reprioritizing new research and development initiatives.

Net Loss, Adjusted EBITDA and Free Cash Flow

For the second quarter of 2022, the Company reported a net loss of $5.6 million, or a $0.16 loss per share. Adjusted EBITDA totaled $9.3 million for the second quarter of 2022 compared to $3.2 million for the first quarter 2022, representing incremental margins of 57% quarter-over-quarter. The improvement in adjusted EBITDA sequentially can be attributed to increased revenues across all product and service lines and favorable product mix. Adjusted EBITDA for the second quarter of 2022 was up $6.7 million compared to the second quarter of 2021. The increase in adjusted EBITDA year-over-year can be mostly attributed to increased revenues, reductions in administrative and engineering expense and non-recurrence of the adverse impact of the forge facility lease cancellation.

Net cash used by operations was $9.3 million and free cash flow was a negative $10.6 million for the second quarter of 2022. Capital expenditures in the second quarter of 2022 were approximately $1.4 million, down approximately $0.7 million compared to the first quarter of 2022. The Company expects that capital expenditures will increase throughout the remainder of 2022 for rentals tools to support upcoming projects in Latin America and investments in information technology and manufacturing equipment.

Share Repurchases

For the three-month period ended June 30, 2022, the Company purchased 157,101 shares under its share repurchase plan at an average price of $24.49 per share, totaling $3.8 million, and retired such shares. As of July 27, 2022, the company year-to-date has purchased 888,197 shares at an average price of $23.35 per share, totaling $20.8 million and retired such shares. The Company has purchased approximately $103 million remaining of the current authorization by the Board of Directors. The Company continues to evaluate the amount and timing of its share repurchases as part of the Company’s overall capital allocation strategy.

About Dril-Quip

Dril-Quip is a developer, manufacturer and provider of highly engineered equipment, service and innovative technologies for use in the energy industry.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to market conditions, anticipated project bookings, expected timing of completing strategic restructuring, anticipated timing of delivery of new orders, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings and related revenues, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the impact of the ongoing COVID-19 pandemic, the effects of actions taken by third parties, including, but not limited to, governmental authorities, customers, contractors and suppliers, in response to the COVID-19 pandemic, the impact of actions taken by the Organization of Petroleum Exporting Countries (OPEC) and non-OPEC nations to adjust their production levels, the general volatility of oil and natural gas prices and cyclicality of the oil and gas industry, declines in investor and lender sentiment with respect to, and new capital investments in, the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, the impact of our customers and the global energy sector shifting some of their asset allocation from fossil-fuel production to renewable energy resources, and other factors detailed in the Company’s public filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income (Loss) and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, stock-based compensation, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and other adjustments for certain charges and credits.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of our operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income (Loss), Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles (“GAAP”).

See “Unaudited Non-GAAP Financial Measures” below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

Investor Relations Contact

Erin Fazio, Director of Corporate Development, Investor Relations & FP&A

(713) 939-7711

Erin_Fazio@dril-quip.com

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(In thousands, except per share data)
Revenues:
Products	$61,979	$55,642	$55,860
Services	19,596	17,499	17,536
Leasing	12,403	9,996	7,401
Total revenues	93,978	83,137	80,797
Costs and expenses:
Cost of sales	69,663	63,995	61,539
Selling, general and administrative	22,498	22,393	29,593
Engineering and product development	2,720	3,676	3,722
Restructuring and other charges	5,765	32	1,000
(Gain) loss on sale of property, plant and equipment	(380)	(114)	82
Foreign currency transaction gains	(2,419)	(1,254)	(475)
Total costs and expenses	97,847	88,728	95,461
Operating loss	(3,869)	(5,591)	(14,664)
Interest income	573	203	63
Interest expense	(99)	(54)	(59)
Income tax provision	2,175	3,496	4,407
Net loss	$(5,570)	$(8,938)	$(19,067)
Loss per share
Basic	$(0.16)	$(0.26)	$(0.54)
Diluted	$(0.16)	$(0.26)	$(0.54)
Depreciation and amortization	$7,670	$7,559	$7,343
Capital expenditures	$1,363	$2,066	$3,524
Weighted Average Shares Outstanding
Basic	34,476	34,494	35,387
Diluted	34,476	34,494	35,387

Dril-Quip, Inc.

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2022	December 31, 2021
	(In thousands)
Assets:
Cash and cash equivalents	$320,784	$355,451
Other current assets	427,079	390,098
PP&E, net	179,938	216,200
Other assets	45,765	48,677
Total assets	$973,566	$1,010,426
Liabilities and Equity:
Current liabilities	$84,856	$93,663
Deferred Income taxes	4,234	3,925
Other long-term liabilities	15,787	15,730
Total liabilities	104,877	113,318
Total stockholders equity	868,689	897,108
Total liabilities and equity	$973,566	$1,010,426

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share

Adjusted Net Income (Loss) and EPS:	Three months ended
	June 30, 2022		March 31, 2022		June 30, 2021
	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share
	(In thousands, except per share amounts)
Net loss	$(5,570)	$(0.16)	$(8,938)	$(0.26)	$(19,067)	$(0.54)
Adjustments (after tax):
Reverse the effect of foreign currency transaction gains	(1,911)	(0.06)	(991)	(0.03)	(375)	(0.01)
Restructuring and other costs, including severance	4,554	0.13	25	-	790	0.02
(Gain) loss on sale of property, plant and equipment	(300)	(0.01)	(90)	-	65	-
Adjusted net loss	$(3,227)	$(0.10)	$(9,994)	$(0.29)	$(18,587)	$(0.53)

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

Adjusted EBITDA:	Three months ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(In thousands)
Net loss	$(5,570)	$(8,938)	$(19,067)
Add:
Interest (income) expense, net	(474)	(149)	(4)
Income tax provision	2,175	3,496	4,407
Depreciation and amortization expense	7,670	7,559	7,343
Restructuring and other costs, including severance	5,765	32	7,250
(Gain) loss on sale of property, plant and equipment	(380)	(114)	82
Foreign currency transaction gains	(2,419)	(1,254)	(475)
Stock compensation expense	2,573	2,527	3,079
Adjusted EBITDA	$9,340	$3,159	$2,615

Dril-Quip, Inc.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Free Cash Flow:	Three months ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(In thousands)
Net cash provided (used) by operating activities	$(9,281)	$(10,928)	$11,343
Less:
Purchase of property, plant and equipment	(1,363)	(2,066)	(3,112)
Free cash flow	$(10,644)	$(12,994)	$8,231